Exhibit 99.1

FOR IMMEDIATE RELEASE

Ironwood Pharmaceuticals Reports First Quarter 2020 Results
and Provides Update on Impact of COVID-19 Pandemic

– Grew LINZESS® (linaclotide) total prescription demand by 11% year-over-year –

– Increased total revenue by 16% year-over-year to $80 million, driven primarily by U.S.
LINZESS collaboration revenue of $71 million –

– Delivered GAAP net income of $3 million and adjusted EBITDA of $14 million –

– Maintains 2020 adjusted EBITDA guidance of >$105 million; withdraws remainder of previously disclosed 2020 financial guidance due to COVID-19 uncertainties –

– Expects top-line data for Phase II MD-7246 trial in 2Q 2020 –

BOSTON, Mass., May 6, 2020 — Ironwood Pharmaceuticals, Inc. (Nasdaq: IRWD), a GI-focused healthcare company, today provided an update on its first quarter 2020 results and recent business performance, as well as an update related to the impact of the COVID-19 pandemic on its business.

“As we navigate the unprecedented challenges caused by the COVID-19 pandemic, Ironwood is prioritizing the safety of our employees, patients, healthcare providers and communities,” said Mark Mallon, chief executive officer of Ironwood. “At the same time, we have remained steadfast in our vision of becoming the leading U.S. GI healthcare company and advancing care for millions of GI patients in need. During the quarter, we delivered on each of our core priorities including driving 11% growth in LINZESS prescription demand, advancing our two late-stage GI pipeline programs – IW-3718 and MD-7246, and generating our fourth consecutive quarter of profits. Our ability to deliver on these priorities is a testament to our remarkable employees. While the near-term environment is uncertain, we believe the fundamentals of our business, strategy and financials remain strong and position us well for long-term value creation.”

COVID-19 Business Impact

The impact of the COVID-19 pandemic continues to be far-reaching and unpredictable in the U.S. and around the world. Ironwood is taking important actions designed to help mitigate the impacts of the COVID-19 pandemic on its business and is following guidance from the U.S. Centers for Disease Control and Prevention (CDC).

•	Protecting Ironwood Colleagues and Communities. Since March 16, all Ironwood employees, including customer-facing employees, have been working remotely. Ironwood suspended all in-person interactions with customers, including visits to physician offices, clinics and hospitals. Customer-facing employees are providing support virtually through a variety of telephone and web-based technologies.

–	Ironwood has developed plans to resume in-person work practices as it is determined to be safe to do so and pending relevant health authority guidance.

•	Maintaining Access to LINZESS. In collaboration with its U.S. partner, Allergan plc, Ironwood is focused on maintaining the availability of and access to LINZESS for adult patients in the U.S. suffering from irritable bowel syndrome with constipation (IBS-C) or chronic idiopathic constipation.

–	LINZESS total prescription demand increased 11% in the first quarter of 2020 compared to the first quarter of 2019, per IQVIA. There was a higher rate of growth in LINZESS demand during the last two weeks of the first quarter of 2020, which is believed to be a result of patient stocking due to the COVID-19 pandemic; LINZESS prescription demand was otherwise not materially impacted by the COVID-19 pandemic during the quarter.

–	To date, the COVID-19 pandemic has not caused significant disruptions to manufacturing operations nor supply of LINZESS in the U.S. Ironwood believes there is sufficient supply of LINZESS on hand to meet U.S. commercial needs at this time and continues to closely monitor the situation. Ironwood’s ex-U.S. partners are responsible for the manufacturing and supply of linaclotide in their respective territories.

•	Continuing Clinical Development of GI Pipeline. Patient safety is one of Ironwood’s highest priorities and the company continues to work closely with clinical trial sites and investigators in an effort to protect the safety of all patients in its clinical trials.

–	The COVID-19 pandemic is impacting enrollment in the Phase III clinical trials of IW-3718 for the treatment of refractory gastroesophageal reflux disease (GERD). Most of the clinical trial sites are no longer screening new patients due to the suspension of in-person procedures required to enroll patients, and the sites are also experiencing lower patient participation. The clinical trial sites are monitoring those patients already enrolled into the trials, most of whom are continuing in the trial. Ironwood remains committed to the Phase III program, but no longer expects to report top-line data in the second half of 2020. The company continues to assess the situation and plans to provide an update when it has more clarity.

–	Ironwood and Allergan have completed patient dosing in a Phase II clinical trial of MD-7246 in patients suffering from abdominal pain associated with IBS with diarrhea (IBS-D). Top-line data from the Phase II trial are now expected during the second quarter of 2020, earlier than previous guidance of mid-2020.

•	Update on Financial Guidance. During the first quarter of 2020, Ironwood did not see a material adverse impact to its financials as a result of the COVID-19 pandemic. Ironwood maintains its previously announced 2020 financial guidance of greater than $105 million in adjusted EBITDA. However, Ironwood is withdrawing the remainder of its 2020 financial guidance at this time due to uncertainties regarding the potential for and magnitude of certain COVID-19-related impacts on its financial performance, including any potential impact to U.S. LINZESS net sales.

First Quarter 2020 Financial Highlights1

(in thousands, except for per share amounts)

	1Q 2020	1Q 2019
Total revenues	$79,943	$68,730
Total costs and expenses	66,716	85,664
GAAP net income (loss) from continuing operations	3,345	(21,846)
GAAP net income (loss)	3,345	(59,284)
GAAP net income (loss) per share – basic and diluted	0.02	(0.38)
Adjusted EBITDA	13,936	(8,028)
Non-GAAP net income (loss)	6,811	(40,546)
Non-GAAP net income (loss) per share	0.04	(0.26)

1.	Refer to the Reconciliation of GAAP Results to Non-GAAP Financial Measures table and to the Reconciliation of GAAP Net Income (Loss) from Continuing Operations to Adjusted EBITDA table at the end of this press release. Adjusted EBITDA is reconciled from GAAP Net Income (Loss) from Continuing Operations. There were no discontinued operations for the three months ended March 31, 2020. Refer to Non-GAAP Financial Measures for additional information.

First Quarter 2020 Corporate Highlights

U.S. LINZESS

•	LINZESS U.S. net sales, as provided by Allergan, were $172.2 million in the first quarter of 2020, a 7% increase compared to the first quarter of 2019. Ironwood and Allergan share equally in U.S. brand collaboration profits.

–	Total LINZESS prescription demand in the first quarter of 2020 included 34 million LINZESS capsules, an 11% increase compared to the first quarter of 2019, per IQVIA. The difference between LINZESS net sales growth and prescription demand growth is primarily due to a decrease in inventory, partially offset by net price improvement.

–	LINZESS commercial margin was 73% in the first quarter of 2020 compared to 67% in the first quarter of 2019. See U.S. LINZESS Full Brand Collaboration table below and at the end of this press release.

–	Ironwood recorded $71.1 million in collaboration revenue in the first quarter of 2020 related to sales of LINZESS in the U.S., compared to $64.3 million in the first quarter of 2019. See U.S. LINZESS Commercial Collaboration table at the end of the press release.

–	Net profit for the LINZESS U.S. brand collaboration, net of commercial and research and development (R&D) expenses, was $110.2 million in the first quarter of 2020 compared to $94.4 million in the first quarter of 2019. See U.S. LINZESS Full Brand Collaboration table below and at the end of this press release.

–	Ironwood and Allergan entered into settlement agreements with five generic drug manufacturers (Teva Pharmaceuticals, USA, Sandoz Inc., Aurobindo Pharma Ltd. and an affiliate of Aurobindo, Mylan Pharmaceuticals Inc. and Sun Pharma Global FZE) resolving all outstanding patent infringement litigation brought in response to their abbreviated new drug applications seeking approval to market generic versions of LINZESS prior to the expiration of Ironwood’s and Allergan’s applicable patents. Pursuant to the terms of the settlements, Ironwood and Allergan granted each of the five generic drug manufacturers a license to market their 145 mcg and 290 mcg generic versions of LINZESS, beginning as early as March 2029 (subject to U.S. FDA approval), unless certain limited circumstances, customary for settlement agreements of this nature, occur.

▪	Ironwood and Allergan previously entered into a settlement agreement providing Mylan a license to market its 72 mcg generic version of LINZESS beginning in August 2030 (subject to U.S. FDA approval), unless certain limited circumstances, customary for settlement agreements of this nature, occur. The settlement with Teva does not grant any license to Teva with regard to its 72 mcg generic version of LINZESS.

–	In April 2020, Ironwood and Allergan announced that the United States Patent and Trademark Office issued Notices of Allowance for patent applications covering the formulation of the 72 mcg dose of LINZESS and methods of using the formulation. If these patent applications proceed to grant, they are expected to issue in 2020 and expire in 2031.

U.S. LINZESS Full Brand Collaboration[1] (in thousands, except for percentages)	Three Months Ended March 31,
	2020	2019
LINZESS U.S. net sales	$172,163	$161,348
Allergan & Ironwood commercial costs and expenses	47,227	53,315
Commercial margin	73%	67%
Allergan & Ironwood R&D Expenses	14,782	13,616
Total net profit on sales of LINZESS[2]	110,154	94,417
Full brand margin	64%	59%

1.	Refer to the U.S. LINZESS Full Brand Collaboration table at the end of this press release.

GI Pipeline

•	IW-3718. Ironwood is conducting two pivotal Phase III trials of IW-3718, its gastric retentive formulation of a bile acid sequestrant for the potential treatment of refractory GERD.

–	As discussed above, the COVID-19 pandemic is impacting enrollment in the Phase III clinical trials of IW-3718 for the treatment of refractory GERD. Ironwood remains committed to the Phase III program, but no longer expects to report top-line data in the second half of 2020. The company continues to assess the situation and plans to provide an update when it has more clarity.

–	Refractory GERD affects an estimated 8 to 10 million Americans who continue to suffer from heartburn and regurgitation despite receiving treatment with proton pump inhibitors, the current standard of care. There are currently no treatments available for the treatment of regurgitation associated with refractory GERD.

•	MD-7246. Ironwood and Allergan have completed patient dosing in a Phase II clinical trial of MD-7246 in patients suffering from abdominal pain associated with IBS-D. Top-line data from the Phase II trial are now expected during the second quarter of 2020, earlier than previous guidance of mid-2020.

–	MD-7246 is a delayed-release formulation of linaclotide designed to provide targeted delivery of linaclotide to the colon, where the majority of the abdominal pain is believed to originate, and to limit additional fluid secretion in the small intestine resulting in minimal impact on bowel function.

–	MD-7246 is being evaluated as an oral, intestinal, non-opioid, pain-relieving agent for patients in the U.S. suffering from abdominal pain associated with certain GI diseases, including IBS-D. IBS-D affects an estimated 16 million Americans who suffer from frequent and bothersome abdominal pain with a limited number of treatment options available.

Global Collaborations and U.S. Promotional Partnerships

•	U.S. Disease Education and Promotional Partnership with Alnylam Pharmaceuticals, Inc. In August 2019, Ironwood and Alnylam announced a U.S. GI disease education and promotional agreement for Alnylam’s GIVLAARI™ (givosiran), an RNAi therapeutic targeting aminolevulinic acid synthase 1 for the treatment of adults with Acute Hepatic Porphyria.

–	Under this agreement, Ironwood will receive fixed payments and royalties in the mid-teens percent on net sales generated from prescriptions or referrals from certain physicians related to Ironwood’s promotional efforts.

–	Alnylam reported GIVLAARI net product revenues of $5.3 million for the first quarter of 2020.

•	LINZESS in Japan. In August 2019, Ironwood and its partner Astellas Pharma Inc. entered into an amended and restated license agreement relating to the development and commercialization of linaclotide in Japan. In 2020, Astellas will assume responsibility for linaclotide active pharmaceutical ingredient (API) manufacturing in Japan. Under the amended agreement, Ironwood receives royalties beginning in the mid-single-digit percent and escalating to the low double-digit percent, based on annual net sales of LINZESS in Japan. Ironwood recorded $0.4 million in royalties from Astellas in the first quarter of 2020.

•	LINZESS in China. In September 2019, Ironwood and its partner AstraZeneca entered into an amended and restated collaboration agreement for the development and commercialization of

LINZESS in China. LINZESS was approved by the Chinese National Medical Products Administration for adults with IBS-C in China in January 2019 and was launched in November 2019.

–	Under the terms of the amended agreement, AstraZeneca obtained exclusive rights to develop, manufacture, and commercialize linaclotide in China (including Hong Kong and Macau) and is now responsible for all expenses associated with these activities beginning in 2020. Ironwood receives royalties beginning in the mid-single-digit percent and increasing up to 20 percent based on annual net sales of LINZESS in China.

First Quarter Financial Results

•	Total Revenues. Total revenues in the first quarter of 2020 were $79.9 million, compared to $68.7 million in the first quarter of 2019, an increase of 16% year-over-year.

–	Total revenues in the first quarter of 2020 consisted of $71.1 million associated with Ironwood’s share of the net profits from the sales of LINZESS in the U.S., $5.5 million in sales of linaclotide API, and $3.3 million in linaclotide royalties, co-promotion and other revenue.

•	Operating Expenses. Operating expenses in the first quarter of 2020 were $66.7 million, compared to $85.7 million in the first quarter of 2019.

–	Operating expenses in the first quarter of 2020 consisted of $36.5 million in SG&A expenses, $28.0 million in R&D expenses, and $2.2 million in cost of revenues.

–	Operating expenses in the first quarter of 2019 consisted of $49.1 million in SG&A expenses, $32.2 million in R&D expenses, $3.3 million in restructuring expenses, and $1.0 million in cost of revenues. The separation of Ironwood and Cyclerion was completed on April 1, 2019. Certain costs related to Cyclerion have been reclassified to discontinued operations to conform with current period presentation.

•	Interest Expense. Net interest expense was $6.4 million in the first quarter of 2020 primarily in connection with the company’s convertible senior notes. Interest expense recorded in the first quarter of 2020 included $1.8 million in cash expense and $5.4 million in non-cash expense.

–	Net interest expense was $8.9 million in the first quarter of 2019, in connection with the 8.375% Notes due 2026 prior to their redemption in September 2019 and the outstanding 2022 Convertible Notes. Interest expense recorded in the first quarter of 2019 includes $5.0 million in cash expense and $4.6 million in non-cash expense.

•	(Loss) Gain on Derivatives. Ironwood recorded a loss on derivatives of $(3.5) million in the first quarter of 2020 as a result of the change in fair value of the convertible note hedges and note hedge warrants issued in connection with the 2022 Convertible Notes and partially terminated in August 2019.

–	Ironwood recorded a gain on derivatives of $3.9 million in the first quarter of 2019 related to the change in fair value of the convertible note hedges and note hedge warrants issued in connection with the 2022 Convertible Notes.

•	Net Income (Loss).

–	GAAP net income was $3.3 million, or $0.02 per share, in the first quarter of 2020, compared to GAAP net loss of $(59.3) million, or $(0.38) per share, in the first quarter of 2019.

–	Non-GAAP net income was $6.8 million, or $0.04 per share, in the first quarter of 2020, compared to non-GAAP net loss of $(40.5) million, or $(0.26) per share, in the first quarter of 2019.

–	Non-GAAP net income excludes the impact of mark-to-market adjustments on the derivatives related to Ironwood’s 2022 Convertible Notes, restructuring expenses and separation expenses. These adjustments are reflected in non-GAAP net income (loss) in the first quarter of 2020 and 2019 presented in this press release. See Non-GAAP Financial Measures below.

•	Net Income (Loss) from Continuing Operations. Beginning in the second quarter of 2019, Ironwood recast historical Cyclerion-related operations as discontinued operations.

–	Ironwood recorded $3.3 million in GAAP net income from continuing operations during the first quarter of 2020. Ironwood did not incur any discontinued operations during the first quarter of 2020.

–	Ironwood recorded $(21.8) million in GAAP net loss from continuing operations during the first quarter of 2019.

•	Adjusted EBITDA. Adjusted EBITDA was $13.9 million in the first quarter of 2020.

–	Adjusted EBITDA is calculated by subtracting net interest expense, taxes, depreciation, amortization, mark-to-market adjustments on derivatives related to Ironwood’s 2022 Convertible Notes, restructuring expenses, and separation expenses from GAAP net income (loss). See Non-GAAP Financial Measures below.

•	Cash Flow Statement and Balance Sheet Highlights.

–	Ironwood ended the first quarter of 2020 with $231 million of cash and cash equivalents.

–	Ironwood generated $43.6 million in cash from operations in the first quarter of 2020.

Non-GAAP Financial Measures

Ironwood presents non-GAAP net income (loss) and non-GAAP net income (loss) per share to exclude the impact of net gains and losses on derivatives related to our 2022 Convertible Notes that are required to be marked-to-market. Ironwood also excludes restructuring, and separation-related expenses from non-GAAP net income (loss), if any. These adjustments, as applicable, are reflected in the non-GAAP net income (loss) in the first quarter 2020 presented in this press release. Non-GAAP adjustments are further detailed below:

•	The gains and losses on the derivatives related to our 2022 Convertible Notes may be highly variable, difficult to predict and of a size that could have a substantial impact on the company’s reported results of operations in any given period.
•	Restructuring expenses are considered to be a non-recurring event as they are associated with distinct operational decisions. Included in restructuring expenses are costs associated with exit and disposal activities.

•	Separation expenses include costs associated with the spin-off of Cyclerion from Ironwood. These costs are considered non-recurring as the separation was a significant and unusual event. Certain of these expenses do not appear as non-GAAP adjustments used to calculate adjusted EBITDA, as such expenses are included as part of discontinued operations, and are therefore excluded from the calculation of GAAP net income (loss) from continuing operations.

Ironwood also presents adjusted EBITDA, a non-GAAP measure, as well as guidance on adjusted EBITDA. Adjusted EBITDA is calculated by subtracting net interest expense, taxes, depreciation, amortization, mark-to-market adjustments on derivatives related to Ironwood’s 2022 Convertible Notes, restructuring expenses, and separation expenses from GAAP net income (loss). The adjustments are made on a similar basis as described above related to non-GAAP net income (loss), as applicable.

Management believes this non-GAAP information is useful for investors, taken in conjunction with Ironwood’s GAAP financial statements, because it provides greater transparency and period-over-period comparability with respect to Ironwood’s operating performance. These measures are also used by management to assess the performance of the business. Investors should consider these non-GAAP measures only as a supplement to, not as a substitute for or as superior to, measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. For a reconciliation of non-GAAP net income (loss) and non-GAAP net income (loss) per share to GAAP net income (loss) and GAAP net income (loss) per share, respectively, and for a reconciliation of adjusted EBITDA to net income (loss) from continuing operations on a GAAP basis, please refer to the tables at the end of this press release.

Ironwood does not provide guidance on GAAP net income (loss) from continuing operations or a reconciliation of expected adjusted EBITDA to expected GAAP net income (loss) from continuing operations because, without unreasonable efforts, it is unable to predict with reasonable certainty the non-GAAP adjustments used to calculate adjusted EBITDA including, without limitation, the mark-to-market adjustments on the derivatives related to its 2022 Convertible Notes. These adjustments are uncertain, depend on various factors and could have a material impact on GAAP net income (loss) from continuing operations for the guidance period.

Conference Call Information

Ironwood will host a conference call and webcast at 4:30 p.m. Eastern Time on Wednesday, May 6, 2020 to discuss its first quarter 2020 results and recent business activities. Individuals interested in participating in the call should dial (866) 393-4306 (U.S. and Canada) or (734) 385-2616 (international) using conference ID number 5494696. To access the webcast, please visit the Investors section of Ironwood’s website at www.ironwoodpharma.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required. The call will be available for replay via telephone starting at approximately 7:30 p.m. Eastern Time, on May 6, 2020 running through 11:59 p.m. Eastern Time on May 20, 2020. To listen to the replay, dial (855) 859-2056 (U.S. and Canada) or (404) 537-4306 (international) using conference ID number 5494696. The archived webcast will be available on Ironwood’s website for 14 days beginning approximately one hour after the call has completed.

About Ironwood Pharmaceuticals

Ironwood Pharmaceuticals (Nasdaq: IRWD) is a GI-focused healthcare company dedicated to creating medicines that make a difference for patients living with GI diseases. We discovered, developed and are commercializing linaclotide, the U.S. branded prescription market leader for adults with irritable bowel syndrome with constipation (IBS-C) or chronic idiopathic constipation (CIC).

We are also advancing two late-stage, first-in-category GI product candidates: IW-3718 is a gastric retentive formulation of a bile acid sequestrant being developed for the potential treatment of refractory gastroesophageal reflux disease, and MD-7246 is a delayed-release formulation of linaclotide that is being evaluated as an oral, intestinal, non-opioid, pain-relieving agent for patients suffering from abdominal pain associated certain GI diseases.

Ironwood was founded in 1998 and is headquartered in Boston, Mass. For more information, please visit our website at www.ironwoodpharma.com or www.twitter.com/ironwoodpharma; information that may be important to investors will be routinely posted in both these locations.

About LINZESS (linaclotide)

LINZESS® is the #1 prescribed brand for the treatment of adult patients with irritable bowel syndrome with constipation (IBS-C) and chronic idiopathic constipation (CIC), based on IQVIA data.

LINZESS is a once-daily capsule that helps relieve the abdominal pain and constipation associated with IBS-C, as well as the constipation, infrequent stools, hard stools, straining, and incomplete evacuation associated with CIC. The recommended dose is 290 mcg for IBS-C patients and 145 mcg for CIC patients, with a 72-mcg dose approved for use in CIC depending on individual patient presentation or tolerability. LINZESS should be taken at least 30 minutes before the first meal of the day.

LINZESS is contraindicated in pediatric patients less than 6 years of age. The safety and effectiveness of LINZESS in pediatric patients less than 18 years of age have not been established. In neonatal mice, linaclotide increased fluid secretion as a consequence of GC-C agonism resulting in mortality within the first 24 hours due to dehydration. Due to increased intestinal expression of GC-C, patients less than 6 years of age may be more likely than patients 6 years of age and older to develop severe diarrhea and its potentially serious consequences. In adults with IBS-C or CIC treated with LINZESS, the most commonly reported adverse event was diarrhea.

LINZESS is not a laxative; it is the first medicine approved by the FDA in a class called guanylate cyclase-C (GC-C) agonists. LINZESS contains a peptide called linaclotide that activates the GC-C receptor in the intestine. Activation of GC-C is thought to result in increased intestinal fluid secretion and accelerated transit and a decrease in the activity of pain-sensing nerves in the intestine. The clinical relevance of the effect on pain fibers, which is based on nonclinical studies, has not been established.

In the United States, Ironwood and Allergan plc co-develop and co-commercialize LINZESS for the treatment of adults with IBS-C or CIC. In Europe, Allergan markets linaclotide under the brand name CONSTELLA® for the treatment of adults with moderate to severe IBS-C. In Japan, Ironwood's partner Astellas markets linaclotide under the brand name LINZESS for the treatment of adults with IBS-C or

CIC. Ironwood also has partnered with AstraZeneca for development and commercialization of LINZESS in China, and with Allergan for development and commercialization of linaclotide in all other territories worldwide.

LINZESS Important Safety Information

INDICATIONS AND USAGE

LINZESS (linaclotide) is indicated in adults for the treatment of both irritable bowel syndrome with constipation (IBS-C) and chronic idiopathic constipation (CIC).

IMPORTANT SAFETY INFORMATION

WARNING: RISK OF SERIOUS DEHYDRATION IN PEDIATRIC PATIENTS

LINZESS is contraindicated in patients less than 6 years of age. In nonclinical studies in neonatal mice, administration of a single, clinically relevant adult oral dose of linaclotide caused deaths due to dehydration. Use of LINZESS should be avoided in patients 6 years to less than 18 years of age. The safety and effectiveness of LINZESS have not been established in patients less than 18 years of age.

Contraindications

•	LINZESS is contraindicated in patients less than 6 years of age due to the risk of serious dehydration.
•	LINZESS is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction.

Warnings and Precautions

Pediatric Risk

•	LINZESS is contraindicated in patients less than 6 years of age. The safety and effectiveness of LINZESS in patients less than 18 years of age have not been established. In neonatal mice, linaclotide increased fluid secretion as a consequence of GC-C agonism resulting in mortality within the first 24 hours due to dehydration. Due to increased intestinal expression of GC-C, patients less than 6 years of age may be more likely than patients 6 years of age and older to develop severe diarrhea and its potentially serious consequences.
•	Use of LINZESS should be avoided in pediatric patients 6 years to less than 18 years of age. Although there were no deaths in older juvenile mice, given the deaths in young juvenile mice and the lack of clinical safety and efficacy data in pediatric patients, use of LINZESS should be avoided in pediatric patients 6 years to less than 18 years of age.

Diarrhea

•	Diarrhea was the most common adverse reaction in LINZESS-treated patients in the pooled IBS-C and CIC double-blind placebo-controlled trials. The incidence of diarrhea was similar in the IBS-C and CIC populations. Severe diarrhea was reported in 2% of 145 mcg and 290 mcg LINZESS-treated patients, and in <1% of 72 mcg LINZESS-treated CIC patients. If severe diarrhea occurs, dosing should be suspended and the patient rehydrated.

Common Adverse Reactions (incidence ≥2% and greater than placebo)

•	In IBS-C clinical trials: diarrhea (20% vs 3% placebo), abdominal pain (7% vs 5%), flatulence (4% vs 2%), headache (4% vs 3%), viral gastroenteritis (3% vs 1%) and abdominal distension (2% vs 1%).
•	In CIC trials of a 145 mcg dose: diarrhea (16% vs 5% placebo), abdominal pain (7% vs 6%), flatulence (6% vs 5%), upper respiratory tract infection (5% vs 4%), sinusitis (3% vs 2%) and abdominal distension (3% vs 2%). In a CIC trial of a 72 mcg dose: diarrhea (19% vs 7% placebo) and abdominal distension (2% vs <1%).

Please see full Prescribing Information including Boxed Warning:

http://www.allergan.com/assets/pdf/linzess_pi

LINZESS® and CONSTELLA® are registered trademarks of Ironwood Pharmaceuticals, Inc. Any other trademarks referred to in this press release are the property of their respective owners. All rights reserved.

Forward-Looking Statements

This press release contains forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, including statements about the sufficiency of supply of LINZESS to meet U.S. commercial needs; the development, commercial availability and commercial potential of linaclotide and our other product candidates and the drivers, timing, impact and results thereof; the potential indications for, and benefits of, linaclotide and other product candidates; the likelihood patent applications covering the formulation of the 72 mcg dose of LINZESS and methods of using the formulation may issue, the timing of the issuance of such patents and the expiration date of such patents; our strategy, business and operations, including with respect to the Phase III program for IW-3718; the anticipated timing of clinical developments and the timing and results of clinical studies, including with respect to the MD-7246 Phase II trial; expectations regarding our global collaborations, including partners’ responsibility, beginning in 2020, for API, finished drug product and finished goods manufacturing in their respective territories; and our financial performance and results, and guidance and expectations related thereto, including expectations related to adjusted EBITDA. These forward-looking statements speak only as of the date of this press release, and Ironwood undertakes no obligation to update these forward-looking statements. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include those related to the effectiveness of development and commercialization efforts by us and our partners; preclinical and clinical development, manufacturing and formulation development; the risk that our clinical programs and studies may not progress or develop as anticipated, including that studies are delayed or discontinued for any reason, such as safety, tolerability, enrollment, manufacturing, economic or other reasons, including due to the impacts of the COVID-19 pandemic; the risk that findings from our completed studies may not be replicated in later studies; the risk that we or our partners are unable to obtain, maintain or manufacture sufficient LINZESS or our product candidates, or otherwise experience difficulties with respect to supply or manufacturing; the efficacy, safety and tolerability of linaclotide and other product candidates; the decisions by regulatory and judicial authorities, including the United States Patent and Trademark Office, including the potential impact of the COVID-10 pandemic on governmental authorities; the risk that we may never get additional patent protection for linaclotide, including with respect to the LINZESS 72 mcg dose; the risk that we may never get sufficient patent protection for linaclotide and other product candidates, that patents for linaclotide or other products may not provide adequate protection from competition, or that we are not able to successfully protect such patents; the outcomes in legal proceedings to protect or enforce the patents relating to our products and product candidates, including abbreviated new drug application litigation; the possibility that we may not achieve some or all of the anticipated benefits of the separation of Cyclerion; the risk that financial and operating results may differ from our projections; developments in the intellectual property landscape; challenges from and rights of competitors or potential competitors; the risk that our planned investments do not have the anticipated effect on our company revenues; the risk that we are unable to manage our expenses or cash use, or are unable to commercialize our products as expected; and the risks listed under the heading “Risk Factors” and elsewhere in Ironwood’s Annual Report on Form 10-K for the year ended December 31, 2019, and in our subsequent SEC filings. In addition, the COVID-19 pandemic and the associated containment efforts have had a serious adverse impact on the economy, the severity and duration of which are uncertain. Government stabilization efforts will only partially mitigate the consequences. The extent and duration of the impact on our business and operations is highly uncertain. Factors that will influence the impact on our business, operations and financial results include the duration and extent of the pandemic, the extent of imposed or recommended containment and mitigation measures, and the general economic consequences of the pandemic. The pandemic could have a material adverse impact on our business, operations and financial results for an extended period of time.

Ironwood uses non-GAAP financial measures in this press release, which should be considered only a supplement to, and not a substitute for or superior to, GAAP measures. Refer to the Reconciliation of GAAP Results to Non-GAAP Financial Measures table and to the Reconciliation of GAAP Net Income (Loss) from Continuing Operations to Adjusted EBITDA table and related footnotes accompany this press release. Further, Ironwood considers the net profit for the U.S. LINZESS brand collaboration with Allergan in assessing the product’s performance and calculates it based on inputs from both Ironwood and Allergan. This figure should not be considered a substitute for Ironwood’s GAAP financial results. An explanation of our calculation of this figure is provided in the U.S. LINZESS Brand Collaboration table and related footnotes accompanying this press release.

LINZESS® is a registered trademark of Ironwood Pharmaceuticals, Inc. Any other trademarks referred to in this presentation are the property of their respective owners. All rights reserved.

SOURCE: Ironwood Pharmaceuticals, Inc.

Investors and Media:

Meredith Kaya, 617-374-5082

mkaya@ironwoodpharma.com

Media:

Beth Calitri, 978-417-2031

bcalitri@ironwoodpharma.com

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	March 31, 2020	December 31, 2019
Assets
Cash and cash equivalents	$231,143	$177,023
Accounts receivable, net	17,703	11,279
Related party account receivable, net	73,404	105,967
Inventory, net	-	648
Prepaid expenses and other current assets	10,443	10,685
Restricted cash, short-term	1,250	1,250
Total current assets	333,943	306,852
Restricted cash, net of current portion	971	971
Accounts receivable, net of current portion	22,795	32,597
Property and equipment, net	12,164	12,429
Operating lease right-of-use assets	17,447	17,743
Convertible note hedges	15,847	31,366
Other assets	838	790
Total assets	$404,005	$402,748
Liabilities and Stockholders’ Deficit
Accounts payable	$2,781	$3,978
Related party accounts payable, net	1,058	1,509
Accrued research and development costs	2,286	2,956
Accrued expenses and other current liabilities	18,719	30,465
Current portion of operating lease liabilities	1,876	1,146
Deferred revenue	875	875
Total current liabilities	27,595	40,929
Note hedge warrants	12,207	24,260
Convertible senior notes	413,409	407,994
Operating lease liabilities, net of current portion	21,646	22,082
Other liabilities	705	734
Total stockholders’ deficit	(71,557)	(93,251)
Total liabilities and stockholders’ deficit	$404,005	$402,748

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2020	2019
Revenues
Collaborative arrangements revenue	$74,445	$66,152
Sale of active pharmaceutical ingredient	5,498	2,578
Total Revenues	79,943	68,730
Costs and expenses:
Cost of revenues, excluding amortization of acquired intangible assets	2,239	1,043
Research and development	28,027	32,198
Selling, general and administrative	36,450	49,095
Restructuring expenses	-	3,328
Total cost and expenses	66,716	85,664
Income (loss) from operations	13,227	(16,934)
Other expense income:
Interest expense	(7,220)	(9,592)
Interest and investment income	777	736
(Loss) gain on derivatives	(3,466)	3,944
Other income	27	-
Other (expense), net	(9,882)	(4,912)
Income (loss) from continuing operations	3,345	(21,846)
Loss from discontinued operations[1]	-	(37,438)
GAAP net income (loss)	$3,345	$(59,284)

Income (loss) from continuing operations per share- basic and diluted	$0.02	$(0.14)
Loss from discontinued operations per share- basic and diluted[1]	$0.00	$(0.24)
GAAP net income (loss) per share—basic and diluted	$0.02	$(0.38)

1 See Discontinued Operations table at the end of this press release for a detailed breakout of net loss from discontinued operations.

Reconciliation of Discontinued Operations

(In thousands)

(unaudited)

	Three Months Ended March 31,
	2020	2019
Costs and expenses included in discontinued operations
Research and development	$-	$21,792
Selling, general and administrative	-	15,646
Net loss from discontinued operations	$-	$37,348

Reconciliation of GAAP Results to Non-GAAP Financial Measures

(In thousands, except per share amounts)

(unaudited)

A reconciliation between GAAP net income (loss) on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended March 31,
	2020	2019
GAAP net income (loss)	$3,345	$(59,284)
Adjustments:
Mark-to-market adjustments on the derivatives related to convertible notes, net	3,466	(3,944)
Restructuring expenses	-	3,328
Separation expenses	-	19,354
Non-GAAP net income (loss)	$6,811	$(40,546)

A reconciliation between GAAP net income (loss) per share on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended March 31,
	2020	2019
GAAP net income (loss) per share –basic and diluted	$0.02	$(0.38)
Adjustments to GAAP net income (loss) per share (as detailed above)	0.02	0.12
Non-GAAP net income (loss) per share –basic and diluted[1]	$0.04	$(0.26)

Weighted average number of common shares used in net income (loss) per share — basic	158,374	154,956
Weighted average number of common shares used in net income (loss) per share — diluted	159,970	154,956

1Numbers may not add due to rounding.

Reconciliation of GAAP Net Income (Loss) from Continuing Operations to
Adjusted EBITDA

(In thousands, except per share amounts)

(unaudited)

A reconciliation between net income (loss) from continuing operations on a GAAP basis and adjusted EBITDA:

	Three Months Ended March 31,
	2020	2019
GAAP net income (loss) from continuing operations	$3,345	$(21,846)
Adjustments:
Mark-to-market adjustments on the derivatives related to convertible notes, net	3,466	(3,944)
Restructuring expenses[1]	-	3,328
Separation expenses[1]	-	4,890
Interest expense	7,220	9,592
Interest income	(777)	(736)
Depreciation[1]	682	688
Adjusted EBITDA[2]	$13,936	$(8,028)

1 These adjustments relate to the portion of costs included in continuing operations and not the amounts that have been recast to discontinued operations.

2 There were no discontinued operations for the three months ended March 31, 2020.

U.S. LINZESS Commercial Collaboration1

Revenue/Expense Calculation

(In thousands)

(unaudited)

	Three Months Ended March 31,
	2020	2019
LINZESS U.S. net sales	$172,163	$161,348
Allergan & Ironwood commercial costs and expenses[2]	47,227	53,315
Commercial profit on sales of LINZESS	$124,936	$108,033
Commercial Margin[3]	73%	67%

Ironwood’s share of net profit	$62,468	$54,016
Reimbursement for Ironwood’s selling, general and administrative expenses[4]	8,674	10,277
Ironwood’s collaborative arrangement revenue	$71,142	$64,293

1 Ironwood collaborates with Allergan on the development and commercialization of linaclotide in North America. Under the terms of the collaboration agreement, Ironwood receives 50% of the net profits and bears 50% of the net losses from the commercial sale of LINZESS in the U.S. The purpose of this table is to present calculations of Ironwood’s share of net profit (loss) generated from the sales of LINZESS in the U.S. and Ironwood’s collaboration revenue/expense; however, the table does not present the research and development expenses related to LINZESS in the U.S. that are shared equally between the parties under the collaboration agreement. Please refer to the table at the end of this press release for net profit for the U.S. LINZESS brand collaboration with Allergan.

2 Includes cost of goods sold incurred by Allergan as well as selling, general and administrative expenses incurred by Allergan and Ironwood that are attributable to the cost-sharing arrangement between the parties.

3 Commercial margin is defined as commercial profit on sales of LINZESS as a percent of total LINZESS U.S. net sales.

4 Includes Ironwood’s selling, general and administrative expenses attributable to the cost-sharing arrangement with Allergan. Excludes approximately $0.2 million, and approximately $0.5 million for the quarters ended March 31, 2020 and 2019, respectively, related to patent prosecution and patent litigation costs recognized in connection with the collaboration agreement with Allergan.

U.S. LINZESS Full Brand Collaboration1

Revenue/Expense Calculation

(In thousands)

(unaudited)

	Three Months Ended March 31,
	2020	2019
LINZESS U.S. net sales	$172,163	$161,348
Allergan & Ironwood commercial costs and expenses[2]	47,227	53,315
Allergan & Ironwood R&D Expenses[3]	14,782	13,616
Total net profit on sales of LINZESS	$110,154	$94,417

1 Ironwood collaborates with Allergan on the development and commercialization of linaclotide in North America. Under the terms of the collaboration agreement, Ironwood receives 50% of the net profits and bears 50% of the net losses from the commercial sale of LINZESS in the U.S. The purpose of this table is to present calculations of the total net profit (loss) generated from the sales of LINZESS in the U.S., including the commercial costs and expenses and the research and development expenses related to LINZESS in the U.S. that are shared equally between the parties under the collaboration agreement.

2 Includes cost of goods sold incurred by Allergan as well as selling, general and administrative expenses incurred by Allergan and Ironwood that are attributable to the cost-sharing arrangement between the parties.

3 R&D expenses related to LINZESS in the U.S. are shared equally between Ironwood and Allergan under the collaboration agreement.